UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

NAVISITE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File Number)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip code)

(978) 682-8300
(Registrant’s telephone number, including area code):

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

      On May 4, 2005, Atlantic Investors, LLC (“Lender”) executed and delivered to NaviSite, Inc. (“NaviSite”) written notice, dated April 30, 2005, that the Lender has extended the date on which amounts are to become due and payable under the Loan and Security Agreement dated January 29, 2003 between Lender and NaviSite until the earlier of (i) August 1, 2005 or (ii) five (5) business days following the closing of a financing transaction or disposition pursuant to which NaviSite receives net proceeds of $13.0 million after satisfying the mandatory prepayment obligation under those certain promissory notes issued to Waythere, Inc. (formerly known as Surebridge, Inc.).

      Lender is the majority stockholder of NaviSite. As of March 4, 2005, Lender owned approximately 60% of the issued and outstanding shares of NaviSite’s common stock. In addition, Andrew Ruhan, NaviSite’s Chairman of the Board, holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Lender. Arthur Becker, NaviSite’s President and Chief Executive Officer, is the managing member of Madison Technology LLC, a managing member of Lender.

      The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the written notice from Lender, which is filed as an exhibit to this Form 8-K and is incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      In a Current Report on Form 8-K dated December 9, 2004 (the “Current Report”), NaviSite reported that Stephen J. Pace, Senior Vice President, Sales and Marketing of NaviSite, was appointed as an executive officer of NaviSite on December 9, 2004. NaviSite also reported that in connection with NaviSite’s acquisition of the Surebridge assets and business in June 2004, NaviSite and Mr. Pace entered into an employment offer letter, dated as of June 9, 2004, which provides for the employment of Mr. Pace as Senior Vice President, Sales of NaviSite, with an initial annual salary of $255,000, and that Mr. Pace would be eligible to earn additional compensation under NaviSite’s 2005 Senior Vice President, Sales and Marketing Compensation Plan (the “Compensation Plan”), which NaviSite expected to adopt after the filing of the Current Report. Until the adoption of the Compensation Plan, NaviSite continued to provide additional incentive compensation to Mr. Pace in accordance with the terms and conditions of the Surebridge compensation plan that was in effect at the time of NaviSite’s acquisition of the Surebridge business.

      In January 2005, NaviSite adopted the Compensation Plan, which provided that during NaviSite’s 2005 fiscal year, Mr. Pace was eligible to earn up to $125,000 in incentive compensation in addition to his base salary. In May 2005, NaviSite adopted an amended Compensation Plan (the “Amended Compensation Plan”), effective as of April 1, 2005, which, among other things, reduced the aggregate amount of incentive compensation Mr. Pace was eligible to earn during NaviSite’s 2005 fiscal year from $125,000 to $120,000.

      On May 9, 2005, Mr. Pace gave notice of his resignation from his position as Senior Vice President, Sales and Marketing of NaviSite, which resignation is expected to be effective on or before June 3, 2005.

      The foregoing descriptions of the Compensation Plan and the Amended Compensation Plan do not purport to be complete and are qualified in their entirety by reference to the full text of the Compensation Plan and the Amended Compensation Plan, which are filed as exhibits to this Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) The exhibits listed in the Exhibit Index immediately preceding such exhibits are filed with this report.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2005	NAVISITE, INC.
/s/ John J. Gavin, Jr.
John J. Gavin, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter from Atlantic Investors, LLC dated April 30, 2005.

99.2	Compensation Plan for Senior Vice President, Sales and Marketing, Stephen Pace — Fiscal Year 2005.

99.3	Amended Compensation Plan for Senior Vice President, Sales and Marketing, Stephen Pace — April 1, 2005 — July 31, 2005.